EXHIBIT 10.42

FRANKLIN SYNERGY BANK

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (the “Agreement”), entered into effective January 29, 2014, is by and between Dallas G. Caudle, Jr. (“Executive”) and Franklin Synergy Bank (“Company”), located in Franklin, Tennessee.

WHEREAS, the Company is in the process of closing a merger/acquisition of MidSouth Bank, with a date of             ,      (“Closing Date”);

WHEREAS, the Company values Executive’s past contribution;

WHEREAS, the Company will continue to need the services of the Executive in order to maximize Company value for its shareholders now and in the future; and

WHEREAS, in order to incentivize the Executive to continue his/her services to the Company, the Company desires to enter into this Agreement with the Executive providing certain benefits to the Executive if he/she continues in the employ of the Company;

NOW THEREFORE, the Company and the Executive, in exchange for the mutual promises and covenants and other consideration herein, hereby agree as follows:

1.	Retention Bonus. If Executive does not resign and is not terminated for Cause prior to the first, second or third anniversary of the Closing Date, the Company will pay to the Executive a retention bonus as described herein (“Retention Bonus”). The Company will pay the Retention Bonus in three equal amounts, with $17,845.00 payable on each of the first, second, and third anniversary of the Closing Date, for a total of $53,535.00, provided the Executive is actively employed with the Company on such dates. Twenty percent (20%) of the Retention Bonus will be paid in cash and eighty percent (80%) of the Retention Bonus will be paid as Restricted Stock.

2.	Section 409A. This arrangement is intended to comply in all respects with Internal Revenue Code Section 409A governing “short-term deferrals” so that none of the Retention Bonus payments made under this Agreement are determined to provide, or treated as providing, for a deferral of compensation under Code Section 409A.

3.	Entire Agreement. This Agreement contains the entire agreement and understanding of the Company and Executive concerning the payment of a retention bonus and this Agreement supersedes and replaces all prior negotiations, proposed agreements, agreements or representations whether written or oral concerning the payment of a retention bonus. The parties agree and acknowledge that neither the Company nor the Executive, including any agent or attorney of either, has made any representation, guarantee or promise whatsoever not contained in this Agreement to induce the other to execute this Agreement, and neither party is relying on any representations, guarantee, or promise not contained in this Agreement in entering into this Agreement.

4.	Modifications. There may be no modification of this Agreement except in writing signed by both parties. If any of the provisions of this Agreement are found null, void, or inoperative, for any reason, the remaining provisions will remain in full force and effect.

5.	Choice of Law. This Agreement and the rights and obligations hereunder shall be governed by, and construed and interpreted in all respects in accordance with, the substantive laws of the State of Tennessee.

6.	Disputes. All claims by the Executive for payment under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for payment under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of the Agreement relied upon. The Board of Directors shall afford a reasonable opportunity for the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The prevailing party in any action or proceeding between the Company and Employee, whether by suit, arbitration, or otherwise, as to the rights or obligations under this Agreement shall be entitled to all costs incurred in connection therewith, including reasonable attorneys’ fees and expert fees.

IN WHITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first set forth above.

FRANKLIN SYNERGY BANK	EXECUTIVE

Richard E. Herrington	Dallas G. Caudle, Jr.
Title: Chief Executive Officer

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